Exhibit 23.1

CONSENT OF CERTIFIED PUBLIC ACCOUNTANT

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the incorporation in this Registration Statement on Form 10-SB of my Audit Report of International Power Group, Ltd. dated July 17, 2006 for the period ended December 31, 2005, and to all references to my Firm included in this registration statement.

/s/ Robert G. Jefrey
Robert G. Jeffrey
Wayne, New Jersey, 07470

November 3, 2006